Exhibit 99.1

Rainmaker Reports Fourth Quarter and Fiscal 2009 Results

Campbell, Calif., February 23, 2010 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions offering SaaS application software and execution services, today reported financial results for the 2009 fourth quarter and full year ended December 31, 2009.

Recent Business Highlights

•	Achieved $48 million in revenue for 2009

•	New major telecommunications client expected to contribute in excess of $3 million in annual revenue

•	New marketing program with enterprise software client

•	New ecommerce agreement with Fortune 500 security software client

•	Three-year training sales agreement with new global security technology

•	Added employment screening company as new client for lead development

•	Released ViewCentral 6.5 SaaS, now integrated with Salesforce.com

•	Acquired European lead development provider Optima

Rainmaker CEO Michael Silton commented, “Our fourth quarter 2009 results and the decision by Oracle not to continue with some of the programs we have been performing for Sun was disappointing. We are committed to taking the cost reduction actions to return to positive cash flow in two quarters. We are encouraged by the number of new programs we have signed this quarter and the opportunities in our pipeline. The implementation of our substantial program for our new telecommunications client is on schedule and progressing well.”

Net revenue for the fourth quarter of 2009 was $10.8 million, compared to net revenue of $13.4 million in the fourth quarter of 2008 and $11.7 in the third quarter of 2009. Net revenue for 2009 was $47.8 million, compared to $66.3 million in 2008.

Gross margin was 40% in the fourth quarter of 2009, compared to 34% in the fourth quarter of 2008 and 45% in the third quarter of 2009. Gross margin for 2009 was 45%, compared to 41% in 2008.

Net loss for the fourth quarter of 2009 was $2.5 million, or a loss of $0.13 per share, compared to a net loss for the fourth quarter of 2008 of $20.3 million, or a loss of $1.05 per share, and a net loss for the third quarter of 2009 of $1.4 million, or a loss of $0.06 per share. Net loss for 2009 was $8.3 million, or a loss of $0.43 per share, compared to a net loss for 2008 of $30.6 million, or a loss of $1.58 per share.

Non-GAAP net loss for the fourth quarter of 2009 was $1.7 million, or a loss of $0.09 per share. Fourth quarter 2009 non-GAAP net loss excludes stock based compensation of $638,000 and amortization of intangible assets from acquisitions of $202,000, and compares to a non-GAAP net loss for the fourth quarter of 2008 of $4.3 million, or a loss of $0.22 per share, and a non-GAAP net loss for the third quarter of 2009 of $532,000, or a loss of $0.02 per share. Non-GAAP net loss for 2009 was $4.6 million, or a loss of $0.24 per share, compared to non-GAAP net loss for 2008 of $10.2 million, or a loss of $0.53 per share.

Fourth quarter 2009 basic EPS results are based on 19.5 million weighted average shares outstanding and exclude all options, warrants and unvested restricted share awards which are anti-dilutive.

Total shares outstanding at December 31, 2009 were approximately 22.0 million common shares, which include approximately 2.4 million unvested restricted shares. In addition, Rainmaker had 1.8 million unexercised options and warrants outstanding with a weighted average exercise price of approximately $3.22 per share.

Fourth quarter 2009 included an income tax benefit of $57,000, mainly due to a November 2009 tax law change that allows Rainmaker to carry back its 2008 or 2009 NOLs up to 5 years, resulting in a tax refund for 2006 and 2007. At December 31, 2009, Rainmaker had federal tax NOL’s of $62.2 million and California state tax NOL’s of $41.0 million.

Cash usage in the fourth quarter of 2009 included $873,000 for cash flow from operations, $510,000 for the acquisition of Grow Commerce, $435,000 for capital equipment, $265,000 for payments against the term loan with Bridge Bank, and $114,000 for the repurchase of approximately 81,000 shares of Rainmaker’s outstanding common stock. Since inception of the share purchase program through December 31, 2009, Rainmaker has repurchased approximately 647,000 shares of its outstanding common stock at a cost of approximately $922,000. Total cash and cash equivalents at December 31, 2009 were $15.1 million, compared with $17.5 million at September 30, 2009.

Financial Guidance

Rainmaker is providing fiscal year 2010 revenue guidance of $40 million to $42 million, not including the revenue from the buyout of the Sun Contract.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its fiscal 2009 fourth quarter and full-year results. Those wishing to participate in the live call should dial (800) 762-8795 using the password “Rainmaker.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 406-7325 and entering 4211945 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

Discussion of Non-GAAP Financial Measures

Rainmaker Systems’ management evaluates and makes operating decisions using various performance measures. In addition to GAAP results, Rainmaker also considers adjusted net loss and adjusted net loss per share, which are referred to as non-GAAP net loss and non-GAAP net loss per share, EBITDA, and adjusted EBITDA, which excludes non-cash stock compensation expense from EBITDA. These non-GAAP measures are derived from the revenue generated by Rainmaker’s business and the costs directly related to the generation of that revenue, such as costs of services, sales and marketing expenses, technology expenses and general and administrative expenses, that management considers in evaluating the Company’s operating performance. Non-GAAP net loss , non-GAAP net loss per share, EBITDA and adjusted EBITDA exclude certain expenses that management does not consider to be related to the Company’s core operating performance.

Non-GAAP net loss consists of net loss excluding equity plan-related compensation expenses, amortization of purchased intangible assets and certain non-recurring expenses. Stock compensation adjustments were $638,000 for the three months ended December 31, 2009 and represents the current quarter recognition of compensation expense related to stock options and restricted stock awards granted prior to and during the quarter. Amortization of intangible assets was $202,000 for the three months ended December 31, 2009 and related primarily to the prior acquisitions of Sunset Direct, ViewCentral, Qinteraction and Grow Commerce. See Exhibit A for a reconciliation of GAAP net loss to non-GAAP net loss.

EBITDA was $(1,406,000) for the fourth quarter of 2009. EBITDA consists of net loss excluding interest income or expense, income taxes, and depreciation & amortization. Provision for income taxes was a credit of $57,000 for the three months ended December 31, 2009 due to tax law changes in the fourth quarter of 2009 regarding NOL carrybacks. Non-cash charges for depreciation of property and equipment were $976,000 for the three months ended December 31, 2009. Non-cash charges for amortization of acquisition related intangibles were $202,000 for the three months ended December 31, 2009 and related primarily to our prior business acquisitions. Interest and other income was $28,000 for the three months ended December 31, 2009 and related primarily to foreign currency translation gains and interest earned on cash deposits which was partially offset by interest expense on our term loans. Adjusted EBITDA was $(768,000) for the three months ended December 31, 2009 and adds back to EBITDA non-cash stock based compensation expense of $638,000 incurred in the fourth quarter of 2009. See Exhibit B for a reconciliation of GAAP net loss to EBITDA and adjusted EBITDA.

Non-GAAP net loss, non-GAAP net loss per share, EBITDA and adjusted EBITDA are supplemental measures of Rainmaker’s performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of liquidity. Rainmaker presents non-GAAP net loss, non-GAAP net loss per share, EBITDA and adjusted EBITDA because management considers them to be important supplemental measures of Rainmaker’s operating performance and profitability trends, and because management believes they give investors useful information on period-to-period performance as evaluated by management. Rainmaker believes that the use of these non-GAAP measures provides consistency and comparability with Rainmaker’s past financial reports and also facilitates comparisons with other companies in Rainmaker’s industry, a number of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used non-GAAP net loss, non-GAAP net loss per share, EBITDA and adjusted EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of the items described above provides an additional measure of the Company’s core operating results and facilitates comparisons of the Company’s core operating performance against prior periods and the Company’s business model objectives. Rainmaker has chosen to provide this information to investors to enable them to perform additional analyses of past, present and future operating performance and as a supplemental means to evaluation of the Company’s ongoing core operations.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, offering hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform SM combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, and Sunset Direct are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are our client concentration as we depend on a small number of clients for a significant percentage of our revenue, the possibility of the discontinuation and/or realignment of some client relationships, general market conditions, the current very difficult macro-economic environment and its impact on our business as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts, the high degree of uncertainty and our limited visibility due to economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, and the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 340-2560	(323) 468-2300
steve@rmkr.com	rmkr@mkr-group.com

– Financial tables to follow –

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$15,129	$20,040
Restricted cash	13	942
Accounts receivable, less allowance for doubtful accounts of $58 at December 31, 2009 and $550 at December 31, 2008	7,604	10,560
Prepaid expenses and other current assets	1,895	2,092

Total current assets	24,641	33,634
Property and equipment, net	6,952	10,222
Intangible assets, net	890	1,611
Goodwill	3,777	3,507
Other noncurrent assets	2,409	2,472

Total assets	$38,669	$51,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,290	$10,220
Accrued compensation and benefits	1,079	1,201
Other accrued liabilities	2,221	2,981
Deferred revenue	2,656	3,825
Current portion of capital lease obligations	240	226
Current portion of notes payable	1,725	1,725

Total current liabilities	16,211	20,178
Deferred tax liability	281	198
Long term deferred revenue	229	543
Capital lease obligations, less current portion	—	240
Notes payable, less current portion	882	2,608

Total liabilities	17,603	23,767

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 23,034,645 shares issued and 21,996,003 shares outstanding at December 31, 2009, and 21,579,251 shares issued and 21,178,010 shares outstanding at December 31, 2008	20	19
Additional paid-in capital	121,138	118,628
Accumulated deficit	(96,997)	(88,681)
Accumulated other comprehensive loss	(1,381)	(1,355)
Treasury stock, at cost, 1,038,642 shares at December 31, 2009 and 401,241 shares at December 31, 2008	(1,714)	(932)

Total stockholders’ equity	21,066	27,679

Total liabilities and stockholders’ equity	$38,669	$51,446

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net revenue	$10,779	$13,447	$47,794	$66,327
Cost of services	6,504	8,823	26,383	39,361

Gross margin	4,275	4,624	21,411	26,966

Operating expenses:
Sales and marketing	975	1,760	4,376	7,849
Technology and development	2,532	3,875	10,371	15,134
General and administrative	2,174	2,728	9,096	12,697
Depreciation and amortization	1,178	2,035	5,593	7,777
Impairment of goodwill & other intangible assets	—	13,747	—	13,747

Total operating expenses	6,859	24,145	29,436	57,204

Operating loss	(2,584)	(19,521)	(8,025)	(30,238)
Interest and other income (expense), net	28	(771)	(86)	(34)

Loss before income tax expense	(2,556)	(20,292)	(8,111)	(30,272)
Income tax (benefit) expense	(57)	4	205	335

Net loss	$(2,499)	$(20,296)	$(8,316)	$(30,607)

Basic loss per share	$(0.13)	$(1.05)	$(0.43)	$(1.58)

Diluted loss per share	$(0.13)	$(1.05)	$(0.43)	$(1.58)

Weighted average common shares
Basic	19,504	19,244	19,345	19,333

Diluted	19,504	19,244	19,345	19,333

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2009	2008

Operating activities:
Net loss	$(8,316)	$(30,607)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	4,543	4,542
Amortization of intangible assets	1,050	3,235
Impairment of goodwill & other intangible assets	—	13,747
Stock-based compensation expense	2,500	2,192
(Credit) provision for allowances for doubtful accounts	(311)	637
Loss on disposal of fixed assets	343	169
Writedown of minority investment	—	749
Changes in operating assets and liabilities:
Accounts receivable	3,275	9,428
Prepaid expenses and other assets	295	977
Accounts payable	(1,971)	(15,205)
Accrued compensation and benefits	(147)	(836)
Other accrued liabilities	(830)	(452)
Income tax payable	(23)	(44)
Deferred tax liability	85	31
Deferred revenue	(1,483)	426

Net cash used in operating activities	(990)	(11,011)

Investing activities:
Purchases of property and equipment	(1,471)	(5,313)
Restricted cash, net	929	(785)
Acquisition of business, net of cash acquired	(510)	—
Payment for contingent consideration in a business acquisition	—	(1,000)

Net cash used in investing activities	(1,052)	(7,098)

Financing activities:
Proceeds from issuance of common stock from option exercises	8	32
Proceeds from issuance of common stock from ESPP	3	13
Principal payment of notes payable	(1,718)	(1,062)
Principal payment of capital lease obligations	(226)	(253)
Net borrowings under revolving line of credit	—	3,000
Tax payments in connection with treasury stock surrendered	(372)	(187)
Purchases of treasury stock	(410)	(512)

Net cash (used in) provided by financing activities	(2,715)	1,031

Effect of exchange rate changes on cash	(154)	(289)

Net decrease in cash and cash equivalents	(4,911)	(17,367)
Cash and cash equivalents at beginning of year	20,040	37,407

Cash and cash equivalents at end of year	$15,129	$20,040

Supplemental disclosures of cash flow information:
Cash paid for interest	$223	$108

Cash paid for taxes	$114	$312

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of assets under capital lease	$—	$719

RAINMAKER SYSTEMS, INC.

EXHIBIT A

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(In thousands, except per share)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net loss - GAAP basis	$(2,499)	$(20,296)	$(8,316)	$(30,607)
Stock compensation adjustments (2):
Cost of services	60	88	215	186
Sales and marketing	60	55	277	218
Technology and development	59	45	202	231
General and administrative	459	395	1,806	1,557
Amortization of intangible assets (3)	202	711	1,050	3,235
Facility closures (4)	—	181	161	484
Impairment of goodwill & other intangible assets (5)	—	13,747	—	13,747
Write-down of minority investment (6)	—	749	—	749

Net loss – Non-GAAP basis	$(1,659)	$(4,325)	$(4,605)	$(10,200)

Diluted weighted average shares outstanding	19,504	19,244	19,345	19,333

Non-GAAP diluted net loss per share	$(0.09)	$(0.22)	$(0.24)	$(0.53)

(1)	To supplement our financial results presented on a GAAP basis, we use non-GAAP net loss, which excludes certain business combination accounting entries and expenses related to acquisitions as well as other expenses including stock-based compensation. As we have completed several acquisitions since 2005, we believe non-GAAP net loss provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Non-GAAP net loss is not meant to be considered in isolation or as a substitute for GAAP net loss, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Stock-based compensation: We estimate the fair value of share based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Stock-based compensation expenses will recur in future periods.
(3)	We have excluded the effect of amortization of intangibles from our non-GAAP net loss. We believe this helps investors understand a significant reason why our GAAP operating expenses increase following acquisitions. Investors should note that the use of intangible assets contributed to revenue earned during the period and will contribute to future revenue generation and should also note that these amortization expenses are recurring.
(4)	In the quarter ended December 31, 2008, the company decided to reduce the space leased in Manila for our Philippine operations and took a charge of approximately $130,000. In the quarter ended March 31, 2009, we decided to further reduce our space leased in Manila and took an additional charge of approximately $161,000 which consisted of $95,000 related to the write-off of the remaining book value of the leasehold improvements at this location, and approximately $66,000 related to early termination penalty and forfeiture of the security deposit as specified in the lease agreement. Additionally, during our second quarter ended June 30, 2008, we closed our Oakland office and vacated the leased office space. At this time we recorded a liability for the remaining lease payments less the estimated lease rentals, net of any expenses associated of approximately $227,000, and wrote-off the remaining net book value of the leasehold improvements at this location of approximately $76,000. In the quarter ended December 31, 2008, we recorded an additional $50,000 related to the additional rent due to the landlord from exercising an early termination provision in the lease agreement.
(5)

In the 4th quarter of 2008, we performed our annual impairment analysis of goodwill and other intangible assets in accordance with FASB ASC 350-20-35, Intangibles – Goodwill and Other-Subsequent Measurement. Step 1 of the impairment analysis determined that the carrying value of our Lead Development and Rainmaker Asia reporting units at December 31, 2008 was greater than their fair value, and that the goodwill relating to these reporting units was impaired. Upon completion of Step 2 of the analysis, we recorded a goodwill impairment charge of approximately $6.1 million on the Lead Development reporting unit and approximately $5.4 million on the Rainmaker Asia reporting unit. Additionally, we recorded an impairment charge against our other finite-lived intangible assets of approximately $1.1 million on the Lead Development reporting unit and approximately $1.1 million on the Rainmaker Asia reporting unit. The impairment evaluations for goodwill and other intangible assets included reasonable and supportable assumptions and were based on estimates of projected future cash flows. The goodwill and other intangible assets impairment charge is non-cash in nature and does not affect our liquidity, cash flows from operating activities, debt covenants, or have any impact on future operations except that amortization expense will decrease going forward.

(6)

In the 4th quarter of 2008, our $1,250,000 short-term note receivable from a privately owned company was automatically converted to 619,104 shares of Series A Preferred Stock of the company in accordance with the calculation set forth in the note agreement. Due to an adverse change in business climate, we performed a valuation during the 4th quarter to determine the fair value of these shares and the warrant that was received in connection with the original note agreement. The fair value of the shares and warrant was approximately $740,000 at December 31, 2008 resulting in a write-down of $749,000 representing the difference in the carrying value of the shares and warrant and their fair value at December 31, 2008. The impairment write-down of our investment in this privately owned company is non-cash in nature and does not affect our liquidity, cash flows from operating activities, debt covenants, or have any impact on future operations.

RAINMAKER SYSTEMS, INC.

EXHIBIT B

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (1)

(In thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$(2,499)	$(20,296)	$(8,316)	$(30,607)

Add:
Provision for income taxes	(57)	4	205	335
Depreciation of property and equipment	976	1,324	4,543	4,542
Amortization of acquisition related intangibles	202	711	1,050	3,235
Impairment of goodwill & other intangible assets	—	13,747	—	13,747
Interest and other (income)/expense	(28)	771	86	34

	1,093	16,557	5,884	21,893

EBITDA – Non-GAAP basis	$(1,406)	$(3,739)	$(2,432)	$(8,714)

Add:
Stock based compensation	638	583	2,500	2,192

Adjusted EBITDA – Non-GAAP basis	$(768)	$(3,156)	$68	$(6,522)

(1)	To supplement our financial results presented on a GAAP basis, we use EBITDA, which excludes certain cash and non-cash expenses and adjusted EBITDA, which excludes stock based compensation from EBITDA. We believe EBITDA and adjusted EBITDA provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. EBITDA and adjusted EBITDA are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We regularly use EBITDA and adjusted EBITDA internally to manage our business and make operating decisions.

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